EXHIBIT 23.2

                      Consent of Kronick Kalada Berdy & Co.



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                   [LETTERHEAD OF KRONICK KALADA BERDY & CO.]

                        INDEPENDENT ACCOUNTANTS' CONSENT





The Board of Directors and Stockholders
Farnsworth Bancorp, Inc.
789 Farnsworth Avenue
Bordentown, New Jersey  08505



         We consent to incorporation by reference in the Registration Statement on Form S-8, of our report dated November 9, 1998 relating to the consolidated statement of financial condition of Farnsworth Bancorp, Inc. and subsidiary as of September 30, 1998 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year ended September 30, 1998, which report appears in the September 30, 1998 annual report on Form 10-KSB of Farnsworth Bancorp, Inc.



                                              /s/ Kronick Kalada Berdy & Co.
                                              Kronick Kalada Berdy & Co.




June 10, 1999

Kingston, Pennsylvania